TRADUCTION NON OFFICIELLE - POUR INFORMATION UNIQUEMENT


                  [SUR PAPIER A EN-TETE DE NIKU CORPORATION]








Le 15 avril 2003

Cher employe detenteur d'options,

                  Niku Corporation (ci-apres la "Societe") reconnait qu'un grand nombre d'options sur titres octroyees en vertu du 2000 Equity Incentive Plan de la Societe, tel que modifie (ci-apres le "2000 Equity Incentive Plan"), du 2000 Stock Incentive Plan de la Societe (ci-apres le "2000 Stock Incentive Plan") et du 1998 Stock Plan de la Societe, tel que modifie (ci-apres le "1998 Stock Plan"), ont des prix d'exercice superieur au cours du marche de nos actions ordinaires et pourraient ne pas representer actuellement les facteurs de stimulation de performance du personnel que nous souhaitions leur voir fournir. De plus, certaines des options que vous detenez sont assujetties a un regime comptable defavorable qui pourrait avoir une consequence prejudiciable sur les resultats financiers de la Societe. Par consequent, je suis heureux de vous annoncer que la Societe a decide de vous offrir la possibilite d'echanger vos options encore en circulation (qu'elles soient pleinement acquises ou non) et dont le prix d'exercice a ete fixe a un montant egal ou superieur a 7,50 dollars US (apres l'entree en vigueur de notre recent regroupement d'actions) contre de nouvelles options qui vous seront octroyees en vertu du Plan d'incitation a l'epargne en titres de participation (ci-apres "l'Offre"). Vos Options eligibles sont listees sur le tableau d'octroi d'options indivuee qui vous sera transmis.

                  En echange de toute option offerte par vos soins, vous recevrez une nouvelle option pouvant etre exercee pour 1,15 actions ordinaires de la Societe pour chaque action actuellement assujettie aux options apportees et que la Societe accepte pour echange (arrondi au nombre entier d'actions inferieur), de la maniere ajustee pour tout fractionnement d'action, dividende d'action ou autres evenements similaires. La Societe n'attribuera pas de nouvelles actions avant le premier jour ouvrable tombant au moins six mois et un jour apres la date a laquelle la Societe annule les options apportees acceptees pour echange (arrondies au nombre entier d'actions inferieur), la date exacte devant etre determinee a la discretion de la Societe. La Societe prevoit actuellement de vous octroyer les nouvelles options le 14 novembre 2003 ou aux environs de cette date, le premier jour ouvrable tombant au moins six mois et un jour apres la date a laquelle nous prevoyons d'annuler toutes les options apportees.

                  Veuillez noter que cette Offre d'echange vous est proposee pour chaque octroi d'options integral, ce qui signifie que si vous decidez d'offrir de quelconques options assujetties a un octroi particulier, vous devrez imperativement offrir l'ensemble des options assujetties a cet octroi qui n'ont pas expire ou ete exercees d'une autre maniere. Par ailleurs, au cas ou vous decideriez d'offrir de quelconques options octroyees en vue de les echanger, vous devrez egalement offrir pour echange toutes les options octroyees que vous avez recues au cours des six mois precedant a compter de la date de l'offre, y compris les options dont le prix d'exercice est inferieur a 7,50 dollars US par action, le cas echeant. En d'autres termes, si vous decidez d'offrir de quelconques options octroyees dans le but de les echanger, vous devez automatiquement offrir la totalite des options qui vous ont ete octroyees a compter du 15 octobre 2002. Bien entendu, vous conservez le droit de n'offrir aucune de vos options.

                  L'Offre est proposee conformement aux dispositions et sous reserve des conditions d'une Offre d'echange et d'un Engagement de vente associe, tous deux joints a cette lettre. Ces documents sont requis en vertu des lois des Etats-Unis sur les titres. Veuillez lire attentivement et integralement l'Offre d'echange, l'Engagement de vente (Letter of Transmittal) et tout autre document joint a cette lettre avant de decider ou non d'offrir vos options. Offrir des options comporte des risques qui sont expliques dans l'Offre d'echange.

                  Conformement aux dispositions de l'Offre, les nouvelles options qui seront octroyees a cette occasion le seront dans les conditions suivantes :

            o En echange de toutes Options eligibles que vous offrez et qui sont acceptees pour echange et que nous annulons par la Societe, vous recevrez une nouvelle option pouvant etre levee en echange de 1,15 actions ordinaires pour chacune des actions assujetties aux options que vous offrez a cette occasion (nombre d'actions arrondi au nombre entier d'actions inferieur), tel qu'ajuste de toute scission d'actions, de tout dividende d'actions et de tout autre evenement similaire.

            o Le prix d'exercice par action de toute nouvelle option qui vous a ete octroyee sera egal a 100 % de la juste valeur de marche de l'action ordinaire de la Societe a la date a laquelle la Societe vous octroie ces nouvelles options, valeur determinee par la moyenne entre le prix du Closing Bid et le prix de demande de l'action ordinaire de la Societe affiche par l'indice boursier Nasdaq SmallCap Market a une telle date (sous reserve que l'action ordinaire de la Societe soit cotee a l'indice Nasdaq SmallCap Market a une telle date).

            o Les nouvelles options octroyees en vertu de l'Offre vous seront pleinement attribuees et pourront etre exercees de la maniere suivante : a la date d'octroi, les actions assujetties a la nouvelle option vous seront pleinement attribuees selon (i) le nombre d'actions qui vous auraient ete pleinement acquises a une telle date si l'ancienne option n'avait pas ete offerte, auquel s'ajoute (ii) le nombre d'actions qui vous auraient ete pleinement attribuees a une telle date si l'ancienne option avait pu etre levee pour quinze pour-cent d'actions supplementaires. Les actions non acquises assujetties a la nouvelle option vous seront pleinement attribuees en fonction du calendrier d'attribution des options que vous avez apportees a l'offre.

            o Au cas ou vos options actuelles seraient des options d'incitation a l'epargne en actions, nous entendons vous octroyer de nouvelles options en tant qu'options d'incitation a l'epargne en actions dans les limites autorisees par le droit applicable et par le Equity Incentive Plan. Si l'une quelconque des options que vous detenez actuellement etait divisee entre des options d'incitation a l'epargne en actions et des options sur titres non exemptes car l'octroi dont vous initialement beneficie excedait la limite des 100 000 dollars US imposee aux options d'incitation a l'epargne en actions, nous entendons vous octroyer chaque nouvelle option en tant qu'option d'incitation a l'epargne en actions dans les limites autorisees par le droit applicable et par le Equity Incentive Plan. Toutes les autres nouvelles options seront octroyees en tant qu'option sur titres non fiscalement exemptees.

            o Vous pouvez actuellement detenir des options sur titres octroyees en vertu du 2000 Equity Incentive Plan de la Societe, du 2000 Stock Incentive Plan de la Societe ou du 1998 Stock Plan de la Societe. Quel que soit le plan en vertu duquel vos options apportees ont ete octroyees, toute nouvelle option, octroyee conformement a l'Offre sera octroyee en vertu du 2000 Equity Incentive Plan.

                  Les dispositions et conditions attachees aux nouvelles options pourraient varier de celles attachees aux options que vous detenez actuellement. Veuillez lire attentivement les sections de l'Offre d'echange expliquant les dispositions et conditions de l'Offre des nouvelles options avant de decider d'offrir ou non vos options.

                  Il est impossible de predire quel sera le cours de l'action ordinaire de la Societe au cours des six prochains mois et au-dela. Le cours boursier de notre action ordinaire a la date d'octroi de toute nouvelle option qui vous est octroyee pourrait etre superieur au prix d'exercice de vos options a ce moment-la. Il est par ailleurs possible que vous ne soyez plus employe par la Societe ou par l'une ou l'autre de ses filiales a la date d'octroi d'une nouvelle option anticipee.

                  Au cas ou vous ne seriez pas employe par la Societe ou par l'une ou l'autre de ses filiales a compter de la date a laquelle vous opposez vos options a l'Offre jusqu'a la date a laquelle de nouvelles options vous sont octroyees, vous ne recevrez aucune nouvelle option en echange de vos options apportees que la Societe a accepte d'echanger et vous perdrez la valeur de vos options apportees. En outre, une fois que la Societe aura accepte les options que vous lui aurez apurees, vous ne possederez plus aucun droit en vertu de ces options. Pour ces raisons, nous vous conseillons de n'offrir vos options qu'apres avoir attentivement et longuement etudie la question.

                  La participation a l'Offre est totalement volontaire. Le conseil d'administration de la Societe n'exprime aucun avis ni aucun conseil particulier quant a votre decision d'offrir ou non vos options dans le cadre de l'Offre. Cette decision vous appartient exclusivement.

                  Si vous decidez d'offrir vos options, vous serez tenu de dument remplir et de renvoyer a la Societe l'Engagement de vente (Letter of Transmittal), ainsi que tout autre document indique dans cet Engagement, au plus tard a la date d'expiration de l'Offre. Vous devez imperativement envoyer une copie dument signee de l'Engagement de vente, ou telecopier de tels documents a la Societe. Aucun envoi par courrier electronique ne sera accepte.

                  Si vous avez des questions a propos de cette Offre, veuillez contacter Mme Eleanor Lacey, Directeur juridique, par telephone au + 1 707 665-3112, par telecopie +1 707 665-2234 ou par courrier electronique a elacey@niku.com.

                  Nous vous remercions des efforts que vous continuez a deployer au service de la Societe.

                  Je vous prie, d'agreer, cher employe detenteur d'options, l'expression de mes sinceres salutations.




                                         Joshua Pickus
                                         President-directeur general